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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT
                                       OF
                                 JAMES C. ECKERT

This Employment Agreement (this "Agreement") is made effective as of July 1, 2004, between OMNI Energy Services Corp., Inc., a Louisiana corporation ("OMNI" or the "Company") and James C. Eckert, a resident of Yazoo County Mississippi ("Employee"). In order to protect the goodwill of OMNI and in consideration of the premises and the mutual covenants contained herein, the parties hereby agree as follows:

      1. Employment. OMNI hereby agrees to employ Employee and Employee hereby agrees to work for OMNI as its President and Chief Executive Officer. Employee shall report directly to the Board of Directors and shall perform such duties as are commensurate with his position. So long as Employee is employed by OMNI, Employee shall devote Employee's skill, energy and substantially all of his business-related efforts to the faithful discharge of Employee's duties as a salaried, exempt employee of OMNI. In providing services hereunder, Employee shall comply with and follow all written directives, policies, standards and regulations from time to time established by the Board of Directors and applicable to executive officers of OMNI generally.

      2. Term of Employment. Employee's employment by OMNI pursuant to this Agreement shall continue in effect until December 31, 2008 (the "Initial Period"). Employee's employment shall be automatically extended for additional, successive one year periods (the "Additional Periods") commencing on January 1, 2009, unless either party gives notice of non-renewal as provided in Section 6(d) or otherwise terminates this Agreement in accordance with the other provisions of Section 6.

      3. Representations and Warranties. Employee represents and warrants that Employee is under no contractual or other restrictions or obligations that will limit Employee's activities on behalf of OMNI or will prohibit or limit the disclosure or use by Employee of any information which directly or indirectly relates to the business of OMNI or the services to be rendered by Employee under this Agreement.

      4. Compensation. Subject to the provisions of Section 6, Employee will be entitled to the compensation and benefits set forth in this Section 4.

            a. During the Initial Period, OMNI shall pay Employee an Annual Base Salary, payable semi-monthly, in equal semi-monthly installments at a rate equal to $200,000.00 per year for the remainder of the 2004 calendar year. In each subsequent calendar year during the term of this Agreement, OMNI shall pay to Employee an Annual Base Salary (not less than $200,000.00 per year) determined by the OMNI Board of Directors following its annual salary and performance review. Employee's Annual Base Salary will be reviewed at least annually in the first quarter of each fiscal year of Employee's employment hereunder, commencing in the first quarter of fiscal year 2005.

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            b. Employee shall be eligible to receive an annual bonus. The bonus will be determined and if appropriate, awarded by the OMNI Board of Directors during each calendar year beginning with the 2004 calendar year, but will be paid following the closing of the books and records of OMNI for each such calendar year, but not later than April 1 of the following calendar year. The annual bonus will be calculated by the Company's auditors based upon the bonus plan submitted by the Board.

            c. All payments of salary and other compensation to Employee shall be made after deduction of any taxes required to be withheld with respect thereto under applicable federal and state laws.

      5. Fringe Benefits; Expenses.

            a. During the term of employment of Employee hereunder, Employee shall be entitled to participate in all employee benefit plans sponsored by OMNI and made available for OMNI salaried, exempt employees and executive officers, including vacation, sick leave and disability leave, health insurance, life insurance, disability insurance, retirement plans, benefit plans, incentive plans and 401(k) plans.

            b. OMNI will reimburse Employee for all reasonable business expenses incurred by Employee in the scope of Employee's employment, including the rent and utilities of a two bedroom apartment or house in the Lafayette area; provided, however, that Employee must file expense reports with respect to all such expenses and otherwise comply with OMNI's policies as are in effect from time-to-time and are made known to Employee. To the extent any such benefit is considered a "non-accountable plan" reimbursement under the rules of the Internal Revenue Code of 1986 as amended, then such amount will be included as compensation to the Employee and reported in his Form W-2.

            c. During the term of employment of Employee hereunder, Employee shall be entitled to paid vacation during each calendar year (prorated for any partial year) and to paid holidays and other paid leave set forth in and in accordance with OMNI's policies in effect from time-to-time for other salaried, exempt employees. Any vacation not used during a calendar year may not be used during any subsequent period. Employee shall be compensated for any unused vacation upon termination of this Agreement for any reason.

            d. Immediately upon Employee's exercise or sale of any of the March Options (as defined in Employment and Non-Competition Agreement dated March 12, 2001 between OMNI and Employee), OMNI shall pay employee an amount in cash equal to the tax benefit payment provided for in the March 12, 2001 Agreement.

            e. OMNI shall reimburse Employee for individual and dependant health insurance premiums not to exceed the sum of $450 per month.

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      6. Termination or Non-Renewal of Employment.

            a. Termination by Either Party. Either OMNI or Employee may terminate Employee's employment hereunder at any time during the term of this Agreement by delivery of thirty (30) days prior written notice by the terminating party to the other party. Promptly after such termination of employment, in addition to any other payments or benefits provided in this
      Section 6, OMNI shall pay to Employee an amount equal to the sum of (i) Employee's earned but unpaid Annual Base Salary through the date of termination of employment at the rate in effect at the time of such termination, and (ii) vacation pay earned but not taken to the date of such termination.

            b. Termination for Cause; Resignation. If OMNI terminates Employee's employment for Cause (by delivering written notice of that termination setting forth the event or events constituting Cause and the effective date of such termination) or if the Employee terminates employment, the payments due to Employee hereunder shall be limited to the amounts described in Section 6(a) and Section 5(d), except that the Section 5(d) tax benefit payment shall be limited to the gain, if any, attributable to option share values on the date of termination.

            c. Termination Without Cause. If OMNI terminates Employee's employment without Cause (except as provided in Section 6(d) below), then OMNI shall, and only if and as long as Employee is not in breach of his obligations under Sections 7 and 8 of this Agreement, promptly pay or otherwise provide to Employee, in addition to those amounts set forth in
      Section 6(a): (i) an amount equal to Employee's monthly Annual Base Salary then in effect, payable semi-monthly and in accordance with OMNI's normal payroll practices, for a period equal to the lesser of thirty (30) months or the number of months remaining in the Initial Period or the Additional Period, but in no event shall Employee be paid for less than twenty-four
      (24) months; (ii) an annual bonus calculated on a daily pro-rata basis to the bonus which would otherwise be payable under Section 4(b); and (iii) an amount in cash equal to the Fair Market Value, on the date of termination of employment, of the nonvested, if any, Restricted Shares granted Employee and the amount of the nonvested Stock-Based Award granted Employee on November 4, 2003 pursuant to the Incentive Agreement dated of even date herewith. Employee agrees that the above payment shall be a full settlement of OMNI's obligations to Employee hereunder in the event of a termination without Cause.

            d. Non-Renewal of Employment. Either OMNI or Employee may elect not to renew Employee's employment hereunder at the end of the Initial Period, or at the end of any Additional Period thereafter, by delivery of sixty
      (60) calendar days prior written notice by the electing party to the other party. At the expiration of the employment term, OMNI shall pay to Employee an amount equal to the sum of (i) Employee's earned but unpaid Annual Base Salary through the date of termination of employment at the rate then in effect and (ii) vacation pay earned but not taken to the date of such termination.

            e. Waiver of Claims. In the event this Agreement is terminated by OMNI without Cause, Employee agrees to accept, in full settlement of any and all claims, losses, damages and other demands that Employee may have hereunder arising out of such termination or non-renewal, as liquidated damages and not as a penalty, the payments,

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      benefits and vesting of rights set forth in this Agreement. Employee hereby waives any and all rights Employee may have to bring any cause of action or proceeding contesting any such termination or non-renewal; provided, however, that such waiver shall not be deemed to affect Employee's rights to enforce any other obligations of OMNI unrelated to this Agreement. Under no circumstances shall Employee be entitled to any compensation or confirmation of any benefits under this Agreement for any period of time following Employee's date of termination if Employee's termination is for Cause, except with respect to the payment referred to in Section 5(d) hereof.

            f. Death. If Employee dies during his employment by OMNI under this Agreement, (i) the Employee's employment will terminate on the date of his death, (ii) OMNI will pay to Employee's estate the remainder of Employee's Annual Base Salary at the rate then in effect and any accrued incentive bonus through the end of the twelfth (12th) calendar month following the month in which such death occurred, and (iii) Employee's estate shall be entitled to all rights and benefits that Employee may have under the terms of this Agreement and under the terms of OMNI's employee benefit plan(s), and stock incentive plan(s).

            g. Disability. If Employee becomes disabled during his employment by OMNI under this Agreement (i) the Employee's employment will terminate on the date of Disability, (ii) OMNI will pay to Employee the remainder of Employee's Annual Base Salary at the rate then in effect and any accrued incentive bonus through the end of the twelfth (12th) calendar month following the month in which such Disability occurred, and (iii) Employee shall be entitled to all rights and benefits that Employee may have under the terms of this Agreement and under the terms of OMNI's employee benefit plan(s), stock incentive plan(s) and disability policy(s).

            h. Offices; Directorships. Upon termination of Employee's employment, Employee shall be deemed to have resigned from all offices, directorships, and committee positions then held with OMNI, or any Affiliate.

      7. Covenant Not to Compete; Non-solicitation.

            a. During Employee's employment with OMNI or any of its Affiliates and thereafter during the Restricted Period (as defined in Exhibit A attached hereto), Employee will not (i) engage in or carry on, directly or indirectly, either in Employee's individual capacity or as a member of a partnership or as a shareholder, investor, owner, officer or director of a company or other entity, or as an employee, agent, associate or consultant of any person, partnership, corporation or other entity, any business in Texas, Louisiana, Mississippi or any parish, county or municipality thereof or the offshore waters within one-hundred (100) miles of the coast of any such state that directly competes with any services or products produced, sold, conducted, developed, or in the process of development by OMNI or its Affiliates on the date of termination of Employee's employment, and (ii) whether for the Employee's own account or the account of any other Person (A) solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any Person who is an employee of OMNI or any of its Affiliates or in any manner induce or attempt to induce any employee of OMNI and any such Affiliate to terminate his employment with OMNI or such Affiliate or (B) interfere with

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      OMNI's or any of its Affiliate's relationship with any Person, including any Person who at any time during the Employee's employment with OMNI was an employee, contractor, supplier, or customer of OMNI or any such Affiliate.

            b. Notwithstanding the foregoing, Employee shall not be deemed to be in violation of Section 7(a)(i) based solely on the ownership of less than five (5%) percent of any class of securities registered under the Securities Exchange Act of 1934, as amended or the ownership of less than 16% of the common stock of M and N Services, Inc.

            c. Employee acknowledges that the limitations set forth herein this
      Section 7 are reasonable and necessary for the protection of OMNI and its Affiliates. In this regard, Employee specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on Employee's activities specified herein, are reasonable and necessary for the protection of OMNI and its Affiliates. In particular, Employee acknowledges that the parties anticipate that Employee will be actively seeking markets for the products and services of OMNI and its Affiliates throughout the United States and during Employee's employment with OMNI.

            d. In the event that there shall be any violation of the covenants set forth in this Section 7, then the time limitation thereof shall be automatically extended for a period of time equal to the period of time during which such violation continues; and in the event OMNI is required to seek relief from such violation in any court, board of arbitration or other tribunal, then the covenant shall be extended for a period of time equal to the pendency of such proceedings, including all appeals.

            e. Employee agrees that the remedy at law for any breach by Employee of this Section 7 will be inadequate and that OMNI shall also be entitled to injunctive relief.

      8. Confidential Information. During the term of Employee's employment hereunder, and for three (3) years after the last payment made under this Agreement, Employee shall not use or disclose, without the prior written consent of OMNI, Confidential Information (as defined in Exhibit A attached hereto) relating to OMNI or any of its Affiliates, and upon termination of Employee's employment will return to OMNI all written materials in Employee's possession embodying such Confidential Information. Employee will promptly disclose to OMNI all Confidential Information, as well as any business opportunity related to OMNI which comes to Employee's attention during the term of Employee's employment with OMNI. Employee will not take advantage of or divert any such business opportunity for the benefit of Employee or any other Person (as defined in Exhibit A attached hereto) without the prior written consent of OMNI. Employee agrees that the remedy at law for any breach by Employee of this
Section 8 will be inadequate and that OMNI shall also be entitled to injunctive relief. Omni acknowledges that Employee had been engaged in the seismic recording, data processing and acquisition, surveying, drilling and related businesses for many years prior to his employment with the Company. The provisions of this Section 8 are therefore intended solely to prohibit the unauthorized use or disclosure of Confidential Information and not as restrictions on Employee's ability to engage in a competing business or business activities (for instance under a doctrine of "inevitable disclosure of trade secrets") which shall be governed solely by the provisions of Section 7.

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      9. Intellectual Property.

            a. To the extent they relate to, or result from, directly or indirectly, the actual or anticipated operations of OMNI or any of its Affiliates, Employee hereby agrees that all patents, trademarks, copyrights, trade secrets, and other intellectual property rights, all inventions, whether or not patentable, and any product, drawing, design, recording, writing, literary work or other author's work, in any other tangible form developed in whole or in part by Employee during or prior to the term of this Agreement, or otherwise developed, purchased or acquired by OMNI or any of its Affiliates, shall be the exclusive property of OMNI or such Affiliate, as the case may be ("Intellectual Property").

            b. Employee will hold all Intellectual Property in trust for OMNI and will deliver all Intellectual Property in Employee's possession or control to OMNI upon request and, in any event, at the end of Employee's employment with OMNI.

            c. Employee shall assign and does hereby assign to OMNI all property rights that Employee may now or hereafter have in the Intellectual Property. Employee shall take such action, including, but not limited to, the execution, acknowledgment, delivery and assistance in preparation of documents, and the giving of testimony, as may be requested by OMNI to evidence, transfer, vest or confirm OMNI's right, title and interest in the Intellectual Property.

            d. Employee will not contest the validity of any invention, any copyright, any trademark or any mask work registration owned by or vesting in OMNI or any of its Affiliates under this Agreement.

      10. Mediation. Any controversy which may arise under this Agreement, whether it be between Employee and the Company or any of its officers, directors, shareholders, employees, agents, benefit plans, or affiliates, shall first be heard before a mutually agreed upon mediator. Any mediation shall take place in Lafayette, Louisiana, or as otherwise agreed upon by the parties within 90 days of a parties written request for mediation. However, employee retains any and all rights he may have to complain to, and file charges with, any administrative agency dealing with the rights of employees and to participate in all administrative proceedings before those agencies. This provision shall not preclude either party from seeking temporary injunctive relief from a court of competent jurisdiction.

      11. Definitions. As used in this Agreement, the terms defined in Exhibit A have the meanings assigned to such terms in such exhibit.

      12. Notices. All notices, requests, demands and other communications required by or permitted under this Agreement shall be in writing and shall be sufficiently delivered if delivered by hand, by courier service, or sent by registered or certified mail, postage prepaid, to the parties at their respective addresses listed below:

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                  a.       If to Employee:

                           James C. Eckert
                           P.O. Box 861
                           Brandon, MS 39042

                  b.       If to OMNI:

                  OMNI Energy Services Corp.

                           P.O. Box 3761
                           Lafayette, LA 70502-3761
                           Attention: President

Any party may change such party's address by furnishing notice to the other party in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

      13. Assignment. This Agreement is personal to Employee, and Employee shall not assign any of Employee's rights or delegate any of Employee's duties hereunder without the prior written consent of OMNI. OMNI shall have the right to assign this Agreement to a successor in interest in connection with a merger, sale of substantially all assets, or the like; provided however, that an assignment of this Agreement to an entity with operations, products or services outside of the industries in which OMNI or Omni is then active shall not be deemed to expand the scope of Employee's covenant not to compete with such operations, products or services without Employee's written consent. OMNI shall require any Person who is the successor (whether direct or indirect, by purchase, merger, consolidation, reorganization, or otherwise) to all or substantially all of the business and/or assets of OMNI to expressly assume and agree to perform, by a written agreement, all of the obligations of OMNI under this Agreement.

      14. Survival. The provisions of this Agreement shall survive the termination of Employee's employment hereunder in accordance with their terms.

      15. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Louisiana without regard to the choice-of-law principles thereof.

      16. Choice of Forum; Consent to Jurisdiction. Any suit, action or proceeding arising with respect to the validity, construction, enforcement or interpretation of this Agreement, and all issues relating in any manner thereto, shall be brought in the United States District Court for the Western District of Louisiana, Lafayette Division, or in the event that federal jurisdiction does not pertain, in the state court's of the State of Louisiana in Lafayette Parish. Each of the parties hereto hereby submits and consents to the jurisdiction of such courts for the purpose of any such suit, action or proceeding and hereby irrevocably waives (a) any objection which any of them may now or hereafter have to be laying of venue in such courts, and (b) any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.

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      17. Binding Upon Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

      18. Entire Agreement. The parties acknowledge the existence of outstanding Stock Option Agreements, as well as an outstanding Incentive Agreement and a Stock-Based Award Incentive Agreement. Otherwise, this Agreement constitutes the entire agreement between OMNI and Employee with respect to the terms of employment of Employee by OMNI and supersedes all prior agreements and understandings, whether written or oral, between them concerning such terms of employment except with respect to the payment referred to in Section 5(d) hereof. Omni agrees that the benefits and protections afforded Employee pursuant to the exculpation and indemnity provisions of Omni's bylaws and articles of incorporation will not be diminished during the term of this Agreement.

      19. Amendments and Waivers. This Agreement may be amended, modified or supplemented, and any obligation hereunder may be waived, only by a written instrument executed by the parties hereto. The waiver by either party of a breach of any provision of this Agreement shall not operate as a waiver of any subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right or remedy by such party preclude any other or further exercise thereof or the exercise of any other right or remedy.

      20. Cumulative Rights And Remedies. All rights and remedies hereunder are cumulative and are in addition to all other rights and remedies provided by law, agreement or otherwise. Employee's obligations to OMNI and OMNI's rights and remedies hereunder are in addition to all other obligations of Employee and rights and remedies of OMNI created pursuant to any other agreement.

      21. Construction. Each party to this Agreement has had the opportunity to review this Agreement with legal counsel. This Agreement shall not be construed or interpreted against any party on the basis that such party drafted or authored a particular provision, parts of or the entirety of this Agreement.

      22. Severability. In the event that any provision or provisions of this Agreement is held to be invalid, illegal or unenforceable by any court of law or otherwise, the remaining provisions of this Agreement shall nevertheless continue to be valid, legal and enforceable as though the invalid or unenforceable parts had not been included therein. In addition, in such event the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible with respect to those provisions which were held to be invalid, illegal or unenforceable.

      23. Attorneys' Fees and Costs. If any action at law or in equity is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

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      IN WITNESS WHEREOF, OMNI and Employee have executed this Agreement as of the date first above written.

                                 COMPANY:

                                 OMNI ENERGY SERVICES CORP.

                                 BY:____________________________________________
                                 NAME:__________________________________________
                                 TITLE:_________________________________________

                                 EMPLOYEE:

                                 _______________________________________________
                                 JAMES C. ECKERT

                                 COMPENSATION COMMITTEE

                                 BY:____________________________________________
                                 NAME:__________________________________________
                                 TITLE:_________________________________________

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                                                                       EXHIBIT A

                                   DEFINITIONS

      "Annual Base Salary" means the salary of Employee in effect at the relevant time determined in accordance with Section 4(a) hereof.

      "Affiliate" means, with respect to any Person, each other Person who controls, is controlled by, or is under common control with the Person specified.

            "Cause" when used in connection with the termination of employment with OMNI, means termination of employment at the direction of the Board of the Company upon conviction of Employee of any felony involving moral turpitude, including any felony for theft or embezzlement of Company property, or conviction of a violation of federal securities laws.

      "Confidential Information" includes information conveyed or assigned to OMNI or any of its Affiliates by Employee or conceived, compiled, created, developed, discovered or obtained by Employee from and during Employee's employment relationship with OMNI, whether solely by Employee or jointly with others, which concerns the affairs of OMNI or its Affiliates and which OMNI could reasonably be expected to desire be held in confidence, or the disclosure of which would likely be embarrassing, detrimental or disadvantageous to OMNI or its Affiliates and without limiting the generality of the foregoing includes information relating to inventions, and the trade secrets, technologies, algorithms, methods, products, services, finances, business plans, marketing plans, legal affairs, supplier lists, client lists, potential clients, business prospects, business opportunities, personnel assignments, contracts and assets of OMNI or any of its Affiliates and information made available to OMNI or any of its Affiliates by other parties under a confidential relationship. Confidential Information, however, shall not include information (a) which is, at the time in question, generally known in the industry or in the public domain through no wrongful act of Employee, (b) which is later disclosed to Employee by one not under obligations of confidentiality to OMNI or any of its Affiliates or Employee, (c) which is required by court or governmental order, law or regulation to be disclosed, or (d) which OMNI has expressly given Employee the right to disclose pursuant to written agreement.

      "Disability" means that Employee (i) has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illnesses) of properly performing the services required of him in accordance with his employment obligations, (ii) such incapacity shall exist or be reasonably expected to exist for more than 180 days in the aggregate during any period of 12 consecutive months, and (iii) either Employee or the Compensation Committee shall have given the other 60 days written notice of his or its intention to terminate Employee's active employment because of such Disability. Notwithstanding the foregoing definition, Employee shall be deemed to have become disabled for purposes of this Agreement, if the insurer providing OMNI's Disability policy shall find, during the term of such policy and pursuant to the provisions of such policy, that Employee is so mentally or physically disabled as to be unable to reasonably engage in his job responsibility and that such Disability is permanent and will be continuous during the remainder of Employee's life, and either the Employee or the Compensation Committee shall have given the other 60 days written notice of his or its intention to terminate Employee's active employment because of such Disability.

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      "Fair Market Value" means the average closing price per share of Company common stock on the NASDAQ National Market over the five trading days prior to the date of termination, times the number of nonvested Restricted Shares granted Employee and the amount of the nonvested Stock-Based Award granted Employee on November 4, 2003 pursuant to the Incentive Agreement dated of even date herewith.

      "Person" means any individual, corporation, trust, partnership, limited partnership, foundation, association, limited liability company, limited liability partnership, joint stock association or other legal entity.

      "Restricted Period" means the period beginning on the effective date of the termination of Employee's employment with OMNI and its Affiliates and ending two (2) years after the termination of Employee's employment

      "Without Cause" When used in connection with the termination of employment with OMNI, means the termination of Employee's employment by OMNI for any reason that is not the result of death, Disability or termination for Cause.

                                       11